Exhibit 19.1
VISTRA CORP.
TRANSACTIONS IN VISTRA CORP. SECURITIES

I.SCOPE

The Transactions in Vistra Corp. Securities Policy (this “Policy”) describes the obligations and responsibilities of all Affected Persons (as defined below) subject to this Policy with regard to transactions in the Vistra Securities (as defined below) of Vistra Corp. (the “Company” or “Vistra,” together with its subsidiaries referred to collectively as the “Vistra Companies” and individually as a “Vistra Company”), and the securities of certain other publicly traded companies. All capitalized terms not defined in the body of this Policy are defined in the “Definitions” section of this Policy.

This Policy applies to the following people, referred to herein collectively as “Affected Persons” and individually as an “Affected Person”: (i) all members of the board of directors of Vistra (“Vistra Directors”), (ii) all managers, directors and officers of the Vistra Companies, (iii) all employees of the Vistra Companies, and (iv) all Related Persons of each of the foregoing.

This Policy applies to the following transactions:

•All purchases, sales, and other transactions of common stock, preferred stock, options, bonds and other debt securities, convertible debentures, warrants and any other types of securities of any Vistra Company (collectively, the “Vistra Securities”), including hedging transactions such as short sales and derivative transactions involving Vistra Securities.
•Certain discretionary transactions effected through plans sponsored by any Vistra Company (such as a 401(k) plan, incentive plan or employee stock purchase plan (“ESPP”)) (collectively, “Vistra Sponsored Plans”) and other certain elections related to participation in Vistra Sponsored Plans involving Vistra Securities, including:
oIncentive Plans: any market sale of Vistra Securities acquired through a Vistra incentive plan.
oESPPs: (i) the initial election to participate in an enrollment period or for the participation amount, (ii) any subsequent changes to such election to participate in an enrollment period or for the participation amount, and (iii) market sales of Vistra Securities acquired under the ESPP.
•“Cashless exercises” of stock options where you arrange with a broker to sell the shares acquired upon the exercise of your stock options to pay the purchase price or sales of shares acquired upon the exercise of your stock options to cover withholding tax obligations.
•Any pledge or hypothecation of Vistra Securities (e.g., using Vistra Securities for margin loans or to collateralize other indebtedness).
•Certain transactions involving securities of companies other than the Vistra Companies as further described in this Policy.
•Gifts of Vistra Securities.

This Policy applies to both direct and indirect transactions, except as it relates to the types of transactions listed below to which this Policy does not apply. Examples of indirect transactions include using a third-party intermediary to execute transactions on your behalf or executing transactions through a retirement account (such as an Individual Retirement Account). This Policy is not applicable to:

•Purchases, sales, surrenders or exchanges of Vistra Securities from, to or with any Vistra Company, including “net settlement” of Vistra Securities to cover statutory withholding taxes.
•Exercise of stock options granted by a Vistra Company that are not publicly traded options (but see “Cashless exercises” above).
•Reinvestment of dividends under plans sponsored by the Vistra Companies, provided that this Policy does apply to elections to participate in such a plan or a change in the level of participation in the plan.
•Transactions that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), that have been pre-approved in accordance with Section V.
•Purchases of Vistra Securities in Vistra Sponsored Plans, provided the election to participate was made in compliance with this Policy.
•Any transactions made by a mutual fund, exchange-traded fund or other index fund that owns the relevant security.

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II.PURPOSE

This Policy communicates acceptable business practices with respect to transactions involving Vistra Securities and securities of certain other publicly traded companies, and illustrates our commitment to our Core Principles. This Policy has been established to ensure that each Affected Person fully complies with applicable federal and state securities laws and regulations. In addition, from time to time, the Company may engage in transactions in Vistra Securities. It is the Company’s policy to comply with all applicable securities and stock exchange listing standards when engaging in transactions in Vistra Securities.

III.REQUIREMENTS FOR ALL AFFECTED PERSONS

No Affected Person shall, directly or indirectly:

•Engage in any transaction (e.g., purchase, sell, or gift) in Vistra Securities or otherwise suggest to (e.g., “tip”) or direct the purchase or sale of Vistra Securities by others while in possession of Material Non-Public Information about Vistra Securities or the Vistra Companies.
•Engage in any transaction (e.g., purchase, sell, or gift) in securities of other public companies with which the Company does business or is contemplating doing business, including customers, suppliers, joint-venture partners or potential transaction or business combination parties (collectively, “Other Covered Companies”) or otherwise suggest (e.g., “tip”) or direct the purchase or sale of securities of Other Covered Companies by others, while in possession of MNPI about such Other Covered Companies gained by virtue of the Affected Person’s position with the Vistra Companies.
•Disclose MNPI about Vistra Securities, any Vistra Company or Other Covered Companies to any third party or other person (including other Affected Persons) who is not on a need-to-know basis with respect to such MNPI, except in the case of a disclosure:
oto third parties that are bound by a duty of confidentiality with respect to such information;
orequired by applicable law as determined by Vistra legal; or
oto the public by means of an official Vistra Company disclosure in accordance with the Company’s disclosure policies, such as a news release or a required filing with the U.S. Securities and Exchange Commission (“SEC”) or other federal or state governmental agency.
•Engage in any derivative or short-term speculative transactions involving Vistra Securities, including, without limitation, hedging transactions, pledging Vistra Securities as collateral or engaging in short sales of Vistra Securities. Such derivative or speculative transactions by an Affected Person may be illegal or may otherwise create the appearance of impropriety and may become the subject of investigative action by the SEC or another regulatory authority in the event of any unusual activity in the stock or the stock price performance.

IV.OPEN TRADING WINDOWS

“Covered Persons” and “Designated Persons” (and their Related Persons) may engage in permitted transactions in Vistra Securities under this Policy only during an Open Trading Window (as defined below), provided each Designated Person has received the requisite pre-clearance approval (see Section IV in this Policy), and such Covered Person or Designated Person is not then in possession of MNPI concerning any Vistra Company or Vistra Securities.

“Open Trading Window” means a period:
•beginning at the opening of trading following the first full Trading Day after the date on which Vistra files its quarterly report on Form 10-Q or its annual report on Form 10-K with the SEC (the day of filing will be counted as one full Trading Day if such filing occurs before the market opens), and
•ending at the closing of trading two weeks prior to the last day of that calendar quarter.

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The time period from the conclusion of each Open Trading Window until the commencement of the next Open Trading Window is considered a “blackout” period (such period, a “Quarterly Blackout Period”). During a Quarterly Blackout Period, all (i) Covered Persons and (ii) Designated Persons may not engage in any transactions in Vistra Securities covered by this Policy, unless such transactions are made in compliance with Rule 10b5-1.

V.EVENT-SPECIFIC BLACKOUT PERIODS

In addition, events may occur from time-to-time that are material to the Vistra Companies. So long as the event is material and non-public, upon notification, the person(s) designated by the Vistra General Counsel (as defined below) may not engage in any transaction in Vistra Securities for the duration of the event-specific trading restriction period (such period, an “Event-Specific Blackout Period,” together with any Quarterly Blackout Period, a “Blackout Period”). The existence of an Event-Specific Blackout Period will not be announced to the Vistra Companies as a whole, and should not be communicated to any other person, as it may constitute MNPI in and of itself. Even if you are not designated by the Vistra General Counsel as a person who should not engage in any transaction due to an Event-Specific Blackout Period, you should not transact while aware of such MNPI.

VI.PRE-CLEARANCE APPROVAL OF TRANSACTIONS BY DESIGNATED PERSONS

All Designated Persons (and their respective Related Persons) shall contact the Vistra General Counsel (“General Counsel”), the Vistra Chief Administrative Officer (“Chief Administrative Officer”) and the Vistra Chief Financial Officer (“CFO”) (collectively, the “Pre-Clearance Group”) for “pre-clearance” approval prior to engaging in any transaction in Vistra Securities to which this Policy applies (including gifts). Designated Persons (and their respective Related Persons) shall not at any time, without pre-clearance approval, engage in any transaction in Vistra Securities to which this Policy applies.

Proposed transactions shall be submitted in writing (electronic mail is sufficient) to the Pre-Clearance Group utilizing the Pre-Clearance Request Form included as Appendix A.

Each proposed transaction may only be executed upon pre-clearance approval by two members of the Pre-Clearance Group, one of which must be the General Counsel. If there is a vacancy in one position among the Pre-Clearance Group, the Vistra Chief Executive Officer (“CEO”) shall serve as a member of the Pre-Clearance Group until such vacancy is filled. If the General Counsel position is vacant or if the General Counsel is requesting pre-approval, the transaction must be approved by two members of the Pre-Clearance Group, one of which must be the CEO, prior to being executed. Pre-clearance will not be granted during any Blackout Period and any proposed transaction that receives pre-clearance approval may only be executed during an Open Trading Window (subject to the pre-clearance window specified in such pre-clearance approval).

Pre-clearance approval will be provided via written response from the Pre-Clearance Group. Pre-clearance of a transaction is valid only for a seven-day period and may be revoked by written notice to the requesting party during such seven-day period. If the transaction is not placed within the pre-clearance window, or if the approval is revoked during the pre-clearance window prior to execution, pre-clearance of the transaction must be re-requested. Pre-clearance denials shall be maintained as confidential by the person who requested such pre-clearance. All pre-clearances requested, and the final decision thereof, shall be logged by the General Counsel (or applicable designee).

Notwithstanding the pre-clearance review process, neither Section 16 Insiders nor their respective Related Persons may engage in any short-swing transaction (any combination of purchase and sale or sale and purchase of Vistra Securities within six months of each other) in violation of the short-swing profit prohibition of Section 16 of the Exchange Act.

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VII.WRITTEN, PRE-ARRANGED STOCK TRADING PLANS

SEC Rule 10b5-1 provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions (“Rule 10b5-1 plans”). Vistra may authorize an Affected Person to use Rule 10b5-1 plans. Such plans, at a minimum, must meet the requirements of the SEC for Rule 10b5-1 plans and be adopted at a time when the Affected Person would otherwise have been able to trade under this Policy. Any adoption, modification, or termination of a Rule 10b5-1 plan must be pre-approved by the General Counsel, who may impose additional conditions on the plan to ensure compliance. Once the Rule 10b5-1 plan is adopted, the Affected Person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade.

VIII.RESERVATION OF AUTHORITY

Certain exceptions to this Policy or its procedures may be made only by the General Counsel on a case-by-case basis, but in no case will an exception be granted with respect to hedging transactions or pledging Vistra Securities as collateral, in violation of applicable law, or if such exception introduces, in the sole and absolute discretion of the General Counsel, an unacceptable risk to the Vistra Companies. The General Counsel may determine on a case-by-case basis whether an employee should be considered a “Designated Person,” a “Covered Person” or an “Affected Person” for purposes of this Policy, and any such designation or change in designation as a “Designated Person” or a “Covered Person” shall be communicated to such employee in advance of any applicable Open Trading Window or Blackout Period where possible.

IX.SANCTIONS

A violation of this Policy will be viewed seriously and provides grounds for disciplinary action, up to and including termination. Employees shall report all suspected or known violations of the Code of Conduct, securities laws or regulations, or this Policy. Failure to report suspected or known violations or to comply with this Policy may result in disciplinary action, up to and including termination, and such person may be liable for civil or criminal penalties under the securities laws. Furthermore, the government can seek a variety of remedies and sanctions when a person engages in any prohibited insider trading activity. Besides being required to disgorge profits gained or losses avoided, the offender may be subject to substantial fines and/or imprisonment.

X.POST-TERMINATION TRANSACTIONS

If an Affected Person is in possession of MNPI when his or her service or employment terminates, such Affected Person may not transact in Vistra Securities or, if related to Other Covered Companies, securities of such Other Covered Companies, until that information has become public or is no longer material. Additionally, a person who ceases to be a Section 16 Insider will remain subject to short-swing liability pursuant to Section 16 of the Exchange Act for new, non-exempt purchases or sales if such transaction is made within less than six months of a non-exempt, opposite-way transaction that occurred while that person served as a Section 16 Insider.

XI.GOVERNANCE \ IMPLEMENTATION

The Company reserves the right to modify this Policy at any time, for any reason, and without prior notice. The Company will make prudent efforts to notify relevant employees when a material change to this Policy has been made, but employees are responsible for their own up-to-date knowledge about Company policies and procedures. Help is available from, or reports can be made to members of the Pre-Clearance Group, your supervisor or other resources that are described in the Code of Conduct. The Company will not tolerate any retaliation against anyone making a good faith report. The Company encourages openness and will support anyone who raises genuine concerns in good faith under this Policy, even if that person turns out to be mistaken.

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XII.DEFINITIONS \ KEY TERMS

Covered Persons - Employees of the Vistra Companies determined likely to have recurring access to MNPI through routine job duties, as set forth on Exhibit B.
Designated Persons (each, a “Designated Person”) - (i) all Section 16 Insiders, (ii) All Executive Vice Presidents, (iii) all Senior Vice Presidents, (iv) all direct reports to the CEO, (v) all employees in the Vistra investor relations department, (vi) specified employees in the Vistra corporate communications department, (vii) all attorneys and corporate secretary department employees; (viii) all administrative professionals for each of the direct reports to the CEO, and (ix) any other Affected Person designated by the General Counsel.
Material Non-Public Information or MNPI – Information that is “material” and “non-public”, each as defined immediately below.
“Material” information is information, positive or negative, that: (i) there is a substantial likelihood that a reasonable investor contemplating a transaction in securities would consider important in making his or her investment decision, or (ii) could be viewed by a reasonable investor as having significantly altered the total mix of information available.
“Material” information may include, but is not limited to:
•financial earnings or operating results or projections (positive or negative) or changes in projections (upwards or downwards);
•liquidity and capital expenditures;
•capital or cost structure;
•hedging strategies or environmental strategies;
•information regarding power or commodity prices, forward natural gas curves, market heat rates or the mothballing or curtailment of power plants;
•mergers, acquisitions, tender offers, joint ventures, divestitures or other changes in assets;
•new products or discoveries, or significant developments regarding customers or suppliers;
•significant pending or proposed financing transactions, including any debt or equity offerings or other significant amendments or repricings;
•significant regulatory approvals or challenges;
•pending or threatened significant litigation, or the resolution of such litigation;
•changes in control or additions or departures of board members or key management;
•financial restatements or account changes, including significant write-offs or large increases in reserves;
•changes in Vistra’s independent registered public accounting firm;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•events regarding Vistra Securities, such as redemption calls, repurchase plans, splits and dividend actions; and
•any other event or development that the Company is required to disclose in a Form 8-K or other filing with the SEC.
Information is “non-public” if it has not been disseminated to the general public, through means such as: (i) on the Company’s website, (ii) through a widely circulated news or wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.), or (iii) through a public filing with the SEC. As a general rule, information should not be considered public until the opening of trading on the first full Trading Day following the date of the Company’s widespread public release of the information. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

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Related Person - With respect to any person:
•such person’s spouse or domestic partner;
•such person’s minor children;
•any other person who lives in such person’s household (other than household employees); and
•any other person who does not live in such person’s household but whose transactions in Vistra Securities are directed by such person or are subject to such person’s direct or indirect control (e.g. parents, children or friends who consult with such person before they trade in Vistra Securities).
In addition, the term Related Person includes any entity, directly or indirectly, that is controlled by such person (e.g., a corporation in which such person owns a majority of the voting stock, a limited partnership in which such person is a general partner, a trust in which such person is the trustee, or an estate in which such person is an executor).
Further, the term Related Person shall include any entity or person that employs or is affiliated with a Vistra Director solely to the extent such entity or person designated such Vistra Director to the Vistra Board of Directors pursuant to a contractual or other right of such entity or person unless such entity or person implements and maintains proper customary safeguards (i.e., a firewall, etc.) to ensure that such entity or person does not have, and is not given, access to any MNPI that such Vistra Director receives in such person’s capacity as a member of the Vistra Board of Directors.
Section 16 Insiders - Vistra Directors together with Section 16 Officers.
Section 16 Officers – Vistra officers subject to the requirements of Section 16 of the Exchange Act.
Trading Day - Any day on which the New York Stock Exchange is open for trading.

Reviewed February 18, 2026.

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